   As filed with the Securities and Exchange Commission on December 21, 2001.
                                                           Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                 FIRST BANCORP.
             (Exact name of Registrant as specified in its charter)

                                ---------------

COMMONWEALTH OF PUERTO RICO                                           66-0561882
(State or other jurisdiction                                    (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                            1519 PONCE DE LEON AVENUE
                        SAN JUAN, PUERTO RICO 00908-0146
                                 (787) 729-8200
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                ---------------

                               ANGEL ALVAREZ-PEREZ
                  CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER
                                  FIRST BANCORP
                            1519 PONCE DE LEON AVENUE
                        SAN JUAN, PUERTO RICO 00908-0146
                                 (787) 729-8200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                                   COPIES TO:
                                ANTONIO R. SIFRE
                            AURELIO EMANUELLI-FREESE
                        FIDDLER GONZALEZ & RODRIGUEZ, LLP
                             FIFTH FLOOR, BBVA TOWER
                             254 MUNOZ RIVERA AVENUE
                           SAN JUAN, PUERTO RICO 00918

                                ---------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
  Title of Each Class of       Amount to be        Proposed Maximum              Proposed Maximum           Amount of Registration
Securities to be Registered     Registered      Offering Price Per Unit     Aggregate Offering Price (2)             Fee (3)
-----------------------------------------------------------------------------------------------------------------------------------
Preferred Stock and              $250,000,000                  (1)                         $250,000,000                    $59,750
Common Stock (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------

(1) The proposed maximum offering price per share of the securities registered hereunder will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(2) The proposed maximum aggregate offering price has been estimated solely for purposes of computing the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $250,000,000 or the equivalent thereof in one or more currencies, foreign currency units or composite currencies.

(3) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(4) Subject to note (2) above, there is being registered an indeterminate number of shares of Preferred Stock and Common Stock as from time to time may be sold or issued at indeterminate prices.

(5) In addition to any Preferred Stock and Common Stock that may be issued directly under this Registration Statement, there are being registered hereunder an indeterminate number of shares of Preferred Stock or Common Stock as may be issued upon conversion or exchange of Preferred Stock. No separate consideration will be received for any Preferred Stock or Common Stock issued upon such conversion or exchange.

                              -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                                  $250,000,000

                              (FIRST BANCORP LOGO)

                                PREFERRED STOCK

                                  COMMON STOCK

     First BanCorp may from time to time offer these securities, with an aggregate initial offering price of up to $250,000,000 in amounts, at prices and on terms determined at the time of offering.

     First BanCorp will provide you with specific terms of the offered securities in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of the securities.

     NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY COMMONWEALTH OF PUERTO RICO SECURITIES OR FINANCIAL INSTITUTIONS COMMISSION OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES OR BANKING AGENCY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NEITHER INSURED NOR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, AND ARE SUBJECT TO INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

           THE DATE OF THIS PROSPECTUS IS                     , 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................    1
ADDITIONAL INFORMATION......................................    1
INCORPORATION BY REFERENCE..................................    1
RISK FACTORS................................................    2
FORWARD-LOOKING STATEMENTS..................................    3
ABOUT FIRST BANCORP.........................................    3
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS...........................................    4
USE OF PROCEEDS.............................................    4
DESCRIPTION OF PREFERRED STOCK AND COMMON STOCK.............    5
DESCRIPTION OF CAPITAL STOCK................................    8
PLAN OF DISTRIBUTION........................................   12
LEGAL MATTERS...............................................   13
EXPERTS.....................................................   13

                             ---------------------

     Prospective investors may rely only on the information specifically incorporated by reference or contained in this prospectus or any applicable prospectus supplement. Neither First BanCorp nor any underwriters or agents that may be involved in the sale of the offered securities have authorized anyone to provide prospective investors with information different from that incorporated by reference or contained in this prospectus or any applicable prospectus supplement. This prospectus and any applicable prospectus supplement are not offers to sell nor are they seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any applicable prospectus supplement are complete and correct only as of the date on the front cover of such documents, regardless of the time of the delivery of such documents or any sale of these securities. In this prospectus, the "company," "we," "us," and "our" refer to First BanCorp.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell the offered securities in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell these securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the headings "Additional Information," "Incorporation By Reference," and "Risk Factors."

                             ADDITIONAL INFORMATION

     As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement and its exhibits. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed below, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. You may read and copy any document we file with the SEC at the SEC's public reference room located at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549 or else at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 233 Broadway, New York, New York 10005. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at www.sec.gov.

     First BanCorp's common stock and its Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are traded on the New York Stock Exchange under the symbols "FBP," "FBPPrA," "FBPPrB" and "FBPPrC," respectively.

                           INCORPORATION BY REFERENCE

     This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows the company to "incorporate by reference" the information it files with them, which means the company can disclose important information to you by referring to these documents. The information included in the following documents is incorporated by reference and is considered a part of this prospectus. The most recent information that the company files with the SEC automatically updates and supersedes previously filed information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 2000; and

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

     First BanCorp also incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and until all the shares being offered by this prospectus are sold.

     We will provide, at no cost, to each person, including a beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference, other than exhibits to these documents unless such exhibits are specifically incorporated by reference into such documents. Requests for copies should be directed to First BanCorp, Attention: Antonio R. Escriba-Oliver, Secretary, 1519 Ponce de Leon Avenue, San Juan, Puerto Rico, 00908; telephone number: (787)729-8200.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus, including the information incorporated by reference in this prospectus, before deciding to invest in any of the offered securities.

INCREASES IN INTEREST RATES MAY NEGATIVELY AFFECT FIRST BANCORP'S PROFITABILITY

     Increases in interest rates are the primary market risk affecting First BanCorp. Interest rates are highly sensitive to many factors, such as governmental monetary policies and domestic and international economic and political conditions, that are beyond the control of First BanCorp.

     Increases in interest rates may negatively affect the following areas of First BanCorp's business:

     - the net interest income;

     - the value of holdings of securities; and

     - the number of loans originated, particularly mortgage loans.

     Increases in Interest Rates May Reduce Net Interest Income. Increases in short-term interest rates may reduce net interest income, which is the principal component of First BanCorp's earnings. Net interest income is the difference between the amount received by First BanCorp on its interest-earning assets and the interest paid by First BanCorp on its interest-bearing liabilities. When interest rates rise, First BanCorp must pay more in interest on its liabilities while the interest earned on its assets does not rise as quickly. This may cause First BanCorp's profits to decrease.

     Increases in Interest Rates May Reduce the Value of Holdings of
Securities. Increases in interest rates may reduce the value of First BanCorp's financial assets and have an adverse impact on its earnings and financial condition. First BanCorp owns a substantial portfolio of mortgage-backed securities and other debt securities with fixed interest rates. The market value of an obligation with a fixed interest rate generally decreases when prevailing interest rates rise.

     Increases in Interest Rates May Reduce Demand for Mortgage and Other Loans. Higher interest rates increase the cost of mortgage and other loans to consumers and businesses and may reduce demand for such loans, which may negatively impact First BanCorp's profits by reducing the amount of loan origination income.

FIRST BANCORP IS SUBJECT TO DEFAULT RISK IN ITS LOAN PORTFOLIO

     First BanCorp is subject to the risk of loss from loan defaults and foreclosures with respect to the loans it originates. First BanCorp establishes provisions for loan losses, which lead to reductions in its income from operations, in order to maintain its allowance for future loan losses at a level which is deemed appropriate by its management based upon an assessment of the quality of its loan portfolio. Although First BanCorp's management utilizes its best judgment in providing for loan losses, there can be no assurance that management has accurately estimated the level of future loan losses or that First BanCorp will not have to increase its provisions for loan losses in the future as a result of future increases in non-performing loans or for other reasons beyond its control. Any such increases in First BanCorp's provisions for loan losses or any loan losses in excess of its provisions for loan losses would have an adverse effect on First BanCorp's future financial condition and results of operations.

FIRST BANCORP IS EXPOSED TO COMMERCIAL CREDIT RISK

     In recent years, First BanCorp has emphasized commercial lending activities. Commercial lending, including land acquisition, development and construction lending are generally recognized as involving greater credit risk because they are large in size and more risk is concentrated in a single borrower. The properties or assets securing these loans may also be harder to dispose of in foreclosure.

FIRST BANCORP IS EXPOSED TO GREATER RISK BECAUSE ITS BUSINESS IS CONCENTRATED IN PUERTO RICO

     Because substantially all of the various types of loans originated by First BanCorp are originated in Puerto Rico, First BanCorp is exposed to a greater risk of delinquency and default on these loans resulting from adverse economic, political or business developments and natural hazard risks affecting Puerto Rico. If any such developments or risks adversely affect Puerto Rico, First BanCorp's profitability may be negatively affected.

CHANGES IN STATUTES AND REGULATIONS COULD ADVERSELY AFFECT FIRST BANCORP

     As a financial institution, First BanCorp is subject to extensive federal and local governmental supervision and regulation. Any change in laws or regulations, whether by applicable regulators or as a result of legislation enacted by the United States Congress or by the applicable local legislatures, could have a substantial impact on First BanCorp's operations and profitability.

                           FORWARD-LOOKING STATEMENTS

     Some information contained or incorporated by reference in this prospectus constitutes "forward-looking statements." Such information can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," "intend," "continue," or "believe" or the negatives or other variations of these terms or comparable terminology. The statements in the "Risk Factors" section in this prospectus constitute cautionary statements identifying important risks and uncertainties with respect to these forward-looking statements that could cause the actual results, performance or achievements of the company to differ materially from those reflected in the forward-looking statements. We also may provide projections, forecasts or estimates of future performance or cash flows. Projections, forecasts and estimates are forward-looking statements and will be based upon a number of assumptions. Actual events are difficult to predict and may be beyond our control. Actual events may differ from those assumed. Accordingly, there can be no assurance that any estimated returns, projections, forecasts or estimates can be realized or that actual returns or results will not be materially lower than those that may be estimated.

                              ABOUT FIRST BANCORP

     The following summary highlights selected information regarding First BanCorp. It does not contain all of the information that is important to you. You should carefully read this entire prospectus and any prospectus supplement, together with the other documents to which this prospectus and any prospectus supplement refers you. In addition, you should carefully consider the factors set forth under the caption "Risk Factors" in the applicable prospectus supplement.

THE COMPANY

     First BanCorp is a publicly-owned financial holding company that is subject to regulation, supervision and examination by the Federal Reserve Board. First BanCorp operates two direct subsidiaries. FirstBank Puerto Rico is a Puerto Rico-chartered commercial bank, and FirstBank Insurance Agency Inc. is a recently created Puerto Rico-chartered insurance agency. FirstBank is subject to supervision, examination and regulation by the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation, which insures its deposits through the Savings Association Insurance Fund. FirstBank Insurance Agency is subject to supervision, examination and regulation by the Office of the Commissioner of Insurance of Puerto Rico.

     First BanCorp is engaged in the banking business and provides a wide range of financial services for retail and institutional clients. First BanCorp had total assets of approximately $7.7 billion, total deposits of approximately $3.9 billion and total stockholders' equity of approximately $612.8 million at September 30, 2001. Based on total assets, First BanCorp is the second largest locally-owned bank holding company headquartered in the Commonwealth of Puerto Rico and the second largest depository institution in Puerto Rico.

     FirstBank conducts its business through its main offices located in San Juan, Puerto Rico, forty-five full service branches in Puerto Rico and four branches in the U.S. Virgin Islands of St. Thomas and St. Croix. FirstBank also has in Puerto Rico seven loan origination offices focusing on mortgage loans, a loan origination office focusing on personal loans and credit cards, and a loan origination office focusing on auto loans. FirstBank has two subsidiaries, First Leasing and Rental Corporation, a vehicle leasing and daily rental company with six offices in Puerto Rico and First Federal Finance Corp. (d/b/a/Money Express La Financiera), a finance company with twenty-seven offices in Puerto Rico.

     As of September 30, 2001 First BanCorp had a portfolio of approximately $1.9 billion in commercial loans, commercial mortgages, construction loans and other related commercial products. As of September 30, 2001, First BanCorp had a portfolio of approximately $949.6 million in residential mortgages and a portfolio of approximately $1.2 billion in consumer loans, concentrated in auto loans and leases, personal loans and credit cards. As of September 30, 2001, First BanCorp had an investment portfolio of approximately $3.4 billion which consisted mostly of U.S. government securities and mortgage backed securities.

     First BanCorp's principal executive offices are located at 1519 Ponce de Leon Avenue, San Juan, Puerto Rico 00908, and its telephone number is (787) 729-8200.

            CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the respective periods indicated. We issued our Series A Preferred Stock in April 1999, our Series B Preferred Stock in October and November 2000 and our Series C Preferred Stock in June and July 2001. The consolidated ratios of earnings to fixed charges and preferred stock dividends were computed by dividing earnings by fixed charges and preferred stock dividends.

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                     -----------------   --------------------------------
                                           2001          2000   1999   1998   1997   1996
                                     -----------------   ----   ----   ----   ----   ----
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends Including Interest on
  Deposits.........................        1.28x         1.26x  1.34x  1.36x  1.43x  1.44x
Excluding Interest on Deposits.....        1.64x         1.56x  1.66x  1.65x  1.95x  2.17x

     For purposes of computing the consolidated ratios of earnings to combined fixed charges and preferred stock dividends, earnings consist of pre-tax income from continuing operations plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs, and our estimate of the interest component of rental expense. The term "preferred stock dividends" is the amount of pre-tax earnings that is required to pay dividends on our outstanding preferred stock. Ratios are presented both including and excluding interest on deposits.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, First BanCorp will use the net proceeds from the sale of the offered securities for general corporate purposes, which may include:

     - making capital contributions and loans to its subsidiaries;

     - funding possible acquisitions of banking and other financial institutions;

     - funding possible passive portfolio equity and debt investments in other companies as permitted by applicable banking laws and regulations;

     - increasing working capital; and

     - carrying out repurchases of its common and preferred stock under stock repurchase programs that may be approved by its board of directors.

     First BanCorp does not at present have any plans to use the net proceeds from any offering for an acquisition.

                DESCRIPTION OF PREFERRED STOCK AND COMMON STOCK

PREFERRED STOCK

     The following briefly summarizes the material terms of First BanCorp's preferred stock, other than pricing and related terms which will be disclosed in a prospectus supplement. You should read the particular terms of any series of preferred stock offered by First BanCorp which will be described in more detail in any prospectus supplement relating to such series and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of designation with respect to any series of preferred stock will be filed with the SEC as an exhibit to a document incorporated by reference in this prospectus concurrently with the offering of such preferred stock. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For a description of First BanCorp's outstanding preferred stock, see "Description of Capital Stock."

  GENERAL

     Under First BanCorp's certificate of incorporation, the board of directors of First BanCorp is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

     - the number of shares to be included in the series;

     - the designation, powers, preferences and rights of the shares of the series; and

     - the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate of incorporation.

     Prior to the issuance of any series of preferred stock, the board of directors of First BanCorp will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation. The term "board of directors of First BanCorp" includes any duly authorized committee.

     The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of First BanCorp.

     The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

     The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise and issuances to officers, directors and employees of First BanCorp and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by First BanCorp may have the effect of rendering more difficult or discouraging an acquisition of First BanCorp deemed undesirable by the board of directors of First BanCorp.

  RANK

     Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

  DIVIDENDS

     Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by the board of directors of First BanCorp out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of First BanCorp on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

     First BanCorp may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

     - all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

     - the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

     Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata.

     Similarly, First BanCorp may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of First BanCorp ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

     - all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

     - the dividend period established in the certificate of designation for each series of preferred stock if the preferred stock pays dividends on a noncumulative basis.

  CONVERSION OR EXCHANGE

     The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into shares of another series of preferred stock or into shares of common stock of First BanCorp.

     If so determined by the board of directors of First BanCorp, the holders of shares of preferred stock of any series may be obligated at any time or at maturity to exchange such shares for common stock, preferred stock or debt securities of First BanCorp. The terms of any such exchange and any such preferred stock or debt securities will be described in the prospectus supplement relating to such series of preferred stock.

  REDEMPTION

     If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of First BanCorp or the holder thereof and may be mandatorily redeemed.

     Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

     Unless First BanCorp defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

  LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of First BanCorp, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

     If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of First BanCorp on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from First BanCorp after they have received their full liquidation preference.

  VOTING RIGHTS

     The holders of shares of preferred stock will have no voting rights, except:

     - as otherwise stated in the prospectus supplement;

     - as otherwise stated in the certificate of designation establishing such series; or

     - as required by applicable law.

     Under regulations adopted by the Federal Reserve Board, if the holders of the preferred stock of any series become entitled to vote for the election of directors because dividends on the preferred stock of such series are in arrears, preferred stock of such series could be deemed a "class of voting securities." In this instance, a holder of 25% or more of the preferred stock of such series could then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. A holder of 5% or more of such series that otherwise exercises a "controlling influence" over First BanCorp could also be subject to regulation under the Bank Holding Company Act. In addition, at any time a series of the preferred stock is deemed a class of voting securities, (l) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of the outstanding shares of such series of preferred stock, and (2) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

     Section 12 of the Puerto Rico Banking Law requires that the Office of the Commissioner of Financial Institutions of Puerto Rico approve any change of control involving a bank organized under the Banking Law. The Banking Law requires that the Office of the Commissioner be informed not less than 60 days prior to any transfer of voting stock of a Puerto Rico bank that results in any person owning, directly or indirectly, more than 5% of the outstanding voting stock of the bank. For the purposes of Section 12 of the Banking Law, the term "control" means the power to, directly or indirectly, direct or influence decisively the administration or the norms of the bank. The Office of the Commissioner has made an administrative determination that these provisions of the Banking Law are applicable to a change in control of First BanCorp.

     Pursuant to the Banking Law, if the Office of the Commissioner receives notice of a proposed transaction that may result in a change of control of First BanCorp, the Office of the Commissioner is required to investigate and determine whether a change of control has occurred. The Office of the Commissioner will issue an authorization for the transfer of control of First BanCorp if the results of its investigations are in its judgment satisfactory. The decision of the Office of the Commissioner is final and unreviewable.

COMMON STOCK

     We will include in a supplement to this prospectus the terms of any offering of our common stock, including the number of shares offered, the initial offering price, market price and dividend information.

     Subject to any dividend preferences which may be established with respect to any series of preferred stock, common stockholders will receive dividends as may be declared at various times by the board of directors out of funds legally available for that purpose. Common stockholders are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Common stockholders will receive, upon any liquidation of First BanCorp all remaining assets available for distribution to stockholders after we satisfy our liabilities relating to, and make payments in respect of preferential obligations of, any preferred stock that may then be issued and outstanding. Common stockholders have no preemptive rights.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL

     First BanCorp is authorized to issue 250,000,000 shares of common stock, $1.00 par value, and 50,000,000 shares of preferred stock, $1.00 par value. The following is a summary of certain rights and privileges of the common stock and preferred stock. You should read the more detailed provisions of First BanCorp's certificate of incorporation and the certificate of designation relating to any series of preferred stock for provisions that may be important to you.

COMMON STOCK

     As of September 30, 2001, there were 26,571,952 issued and outstanding shares of common stock of First BanCorp. As of that date, a total of 2,884,516 of First BanCorp's authorized but unissued shares of common stock were reserved for issuance in connection with FirstBank's 1997 Stock Option Plan. The common stock is listed on the New York Stock Exchange under the symbol "FBP." The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each share of common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. There are no cumulative voting rights for the election of directors.

     In the event of the liquidation, dissolution or distribution of assets of First BanCorp, the holders of common stock are entitled to share ratably in the assets legally available for distribution to common stockholders. The common stock has no redemption, conversion or sinking fund privileges.

     Subject to any dividend preferences which may be established with respect to any series of preferred stock, the holders of common stock are entitled to receive, pro rata, dividends when and as declared by the board of directors out of funds legally available for the payment of dividends.

     Holders of common stock do not have preemptive rights to subscribe for or purchase additional securities of First BanCorp. The Bank of New York is the transfer agent and registrar for the common stock.

PREFERRED STOCK

     First BanCorp's Certificate of Incorporation authorizes the board of directors to approve the issuance of shares of preferred stock with such designations and preferences as the board of directors may from time to time determine. The board of directors is authorized, generally without stockholder approval, to fix the designation, voting powers, preferences, limitations or restrictions, and relative rights of any series of First BanCorp's preferred stock at the time of issuance.

     As of the date of this prospectus, First BanCorp's 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A, First BanCorp's 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B, and First BanCorp's 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C, all of which are described below, are the only series of outstanding preferred stock designated by First BanCorp.

SERIES A PREFERRED STOCK

     Dividend Rights and Limitations. The holders of shares of Series A Preferred Stock are entitled to receive noncumulative cash dividends when, as and if declared by the board of directors, at the annual rate of 7.125% of the $25 liquidation preference payable monthly. The holders of the Series A Preferred Stock are entitled to receive such dividends prior to any payment of dividends or distribution of assets to holders of common stock and to any other class of capital stock ranking junior to the Series A Preferred Stock as to the payment of dividends.

     Liquidation Rights. Upon the liquidation, dissolution or winding up of First BanCorp, whether voluntary or involuntary, the holders of the Series A Preferred Stock are entitled to receive out of the assets of First BanCorp an amount in cash equal to $25 per share plus accrued and unpaid dividends thereon for the current monthly dividend period to the date of distribution. This distribution must be made before any payment may be made to the holders of common stock or any other securities or First BanCorp ranking junior to the Series A Preferred Stock as to the distribution of assets upon liquidation. No distribution of this type or payment on account of liquidation, dissolution or winding up of First BanCorp may be made to the holders of the shares of any class or series of stock ranking on a parity with the Series A Preferred Stock as to the distribution of assets upon liquidation, unless the holders of the Series A Preferred Stock receive like amounts ratably in accordance with the full distributive amounts which they and the holders of parity stock are respectively entitled to receive upon this preferential distribution.

     After the payment to the holders of those Series A Preferred Stock of the full preferential amounts provided for above, the holders of the Series A Preferred Stock will have no right or claim to any of the remaining assets of First BanCorp.

     Conversion Rights. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other securities of First BanCorp.

     Redemption. This Series A Preferred Stock is subject to redemption in whole or in part, at the option of First BanCorp with the consent of the Federal Reserve Board on or after April 30, 2004 and on or prior to April 29, 2005, at a price of $25.50 per share and after such period at redemption prices declining to a price of $25 per share on or after April 30, 2006. There is no mandatory redemption or sinking fund obligation with respect to the Series A Preferred Stock.

     Voting Rights. The holders of shares of the Series A Preferred Stock are not entitled to any voting rights except (1) if First BanCorp does not pay dividends in full on the Series A Preferred Stock for 18 monthly dividend periods (whether consecutive or not), (2) as required by law or (3) in connection with any changes of the terms or rights of the Series A Preferred Stock.

SERIES B PREFERRED STOCK

     Dividend Rights and Limitations. The holders of shares of Series B Preferred Stock are entitled to receive noncumulative cash dividends when, as and if declared by the board of directors, at the annual rate of 8.35% of the $25 liquidation preference payable monthly. The holders of the Series B Preferred Stock are entitled to receive such dividends prior to any payment of dividends or distribution of assets to holders of common stock and to any other class of capital stock ranking junior to the Series B Preferred Stock as to the payment of dividends.

     Liquidation Rights. Upon the liquidation, dissolution or winding up of First BanCorp, whether voluntary or involuntary, the holders of the Series B Preferred Stock are entitled to receive out of the assets of First BanCorp an amount in cash equal to $25 per share plus accrued and unpaid dividends thereon for the current monthly dividend period to the date of distribution. This distribution must be made before any payment may be made to the holders of common stock or any other securities of First BanCorp ranking junior to the Series B Preferred Stock as to the distribution of assets upon liquidation. No distribution of this type or payment on account of liquidation, dissolution or winding up of First BanCorp may be made to the holders of the shares of any class or series of stock ranking on a parity with the Series B Preferred Stock as to the distribution of assets upon liquidation, unless the holders of the Series B Preferred Stock receive like amounts ratably in accordance with the final distributive amounts which they and the holders of parity stock are respectively entitled to receive upon this preferential distribution.

     After the payment to the holders of those Series B Preferred Stock of the full preferential amounts provided for above, the holders of the Series B Preferred Stock will have no right or claim to any of the remaining assets of First BanCorp.

     Conversion Rights. The shares of Series B Preferred Stock are not convertible into or exchangeable for any other securities of First BanCorp.

     Redemption. This Series B Preferred Stock is subject to redemption in whole or in part, at the option of First BanCorp with the consent of the Federal Reserve Board on or after October 31, 2005 and on or prior to October 30, 2006, at a price of $25.50 per share and after such period at redemption prices declining to a price of $25 per share on or after October 31, 2007. There is no mandatory redemption or sinking fund obligation with respect to the Series B Preferred Stock.

     Voting Rights. The holders of shares of the Series B Preferred Stock are not entitled to any voting rights except (1) if First BanCorp does not pay dividends in full on the Series B Preferred Stock for 18 monthly dividend periods (whether consecutive or not), (2) as required by law or (3) in connection with certain changes of the terms or rights of the Series B Preferred Stock.

SERIES C PREFERRED STOCK

     Dividend Rights and Limitations. The holders of shares of Series C Preferred Stock are entitled to receive noncumulative cash dividends when, as and if declared by the board of directors, at the annual rate of 7.40% of the $25 liquidation preference payable monthly. The holders of the Series C Preferred Stock are entitled to receive such dividends prior to any payment of dividends or distribution of assets to holders of common stock and to any other class of capital stock ranking junior to the Series C Preferred Stock as to the payment of dividends.

     Liquidation Rights. Upon the liquidation, dissolution or winding up of First BanCorp, whether voluntary or involuntary, the holders of the Series C Preferred Stock are entitled to receive out of the assets of First BanCorp an amount in cash equal to $25 per share plus accrued and unpaid dividends thereon for the current monthly dividend period to the date of distribution. This distribution must be made before any payment may be made to the holders of common stock or any other securities of First BanCorp ranking junior to the Series C Preferred Stock as to the distribution of assets upon liquidation. No distribution of this type or payment on account of liquidation, dissolution or winding up of First BanCorp may be made to the holders of the shares of any class or series of stock ranking on a parity with the Series C Preferred Stock as to the distribution of assets upon liquidation, unless the holders of the Series C Preferred Stock receive like amounts ratably in accordance with the final distributive amounts which they and the holders of parity stock are respectively entitled to receive upon this preferential distribution.

     After the payment to the holders of those Series C Preferred Stock of the full preferential amounts provided for above, the holders of the Series C Preferred Stock will have no right or claim to any of the remaining assets of First BanCorp.

     Conversion Rights. The shares of Series C Preferred Stock are not convertible into or exchangeable for any other securities of First BanCorp.

     Redemption. This Series C Preferred Stock is subject to redemption in whole or in part, at the option of First BanCorp with the consent of the Federal Reserve Board on or after June 30, 2005 and on or prior to October 30, 2006, at a price of $25.50 per share and after such period at redemption prices declining to a price of $25 per share on or after October 31, 2008. There is no mandatory redemption or sinking fund obligation with respect to the Series C Preferred Stock.

     Voting Rights. The holders of shares of the Series C Preferred Stock are not entitled to any voting rights except (1) if First BanCorp does not pay dividends in full on the Series C Preferred Stock for 18 monthly dividend periods (whether consecutive or not), (2) as required by law or (3) in connection with certain changes of the terms or rights of the Series C Preferred Stock.

RESTRICTIONS OF ACQUISITION OF FIRST BANCORP

     Certain provisions of First BanCorp's certificate of incorporation and by-laws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire First BanCorp. The following discussion is a general summary, of those provisions of First BanCorp's certificate of incorporation and by-laws which might be deemed to have a potential "anti-takeover" effect. Reference should be made in each case to First BanCorp's certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

     Classified Board of Directors. First BanCorp's certificate of incorporation contains provisions relating to the board of directors and provides, among other things, that the board of directors shall be divided into three classes as nearly equal in number as possible with the term of office of each class expiring each year. Said provision will provide a greater likelihood of continuity knowledge and experience on the board of directors because at any one time, one third of the board of directors would be in its second year of service and one third of the board of directors would be in its third year of service. In addition, said provision would cause any person who may be attempting to take over First BanCorp to have to deal with the current board of directors because such person, even if it owns a majority of the shares, would be unable to change the majority of the board of directors in any one annual meeting of shareholders.

     Vacancies on the Board of Directors. First BanCorp's certificate of incorporation provides that any vacancy occurring in the board of directors, including an increase in the number of authorized directors, may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum of the board of directors, and a director elected to fill a vacancy shall serve for the remainder of the term to which the director has been elected and until such director's successor shall have been elected and qualified.

     Removal of Directors. Both the certificate of incorporation and by-laws of First BanCorp provide that at a meeting of stockholders called expressly for the removal of directors, any director may be removed for cause by a vote of 75% of the shares then entitled to vote at an election of directors. Notwithstanding the above, directors may be removed if required by regulatory authorities or by law.

     Approval of Business Combinations. The certificate of incorporation of First BanCorp requires in cases of certain business combinations, such as mergers, consolidations, reclassifications of securities and sale or other transfer of all or substantially all of the assets of First BanCorp, that such transactions must be approved by the affirmative vote of holders of not less than 75% of the total number of outstanding voting shares of First BanCorp, subject to certain limited exceptions described in article tenth of the certificate of incorporation of First BanCorp.

     Amendment of Certificate of Incorporation. Amendments to First BanCorp's certificate of incorporation require the approval of not less than a majority of the total number of outstanding shares of capital stock of First BanCorp and, if such amendment concerns the article of the certificate of incorporation which governs the removal of directors and the approval of certain business combinations, the approval of not less than 75% of the total number of outstanding voting shares of First BanCorp.

     Special Meetings of Stockholders. First BanCorp's by-laws provide that special meetings of stockholders, for any purpose or purposes, may be called by the president or by the board of directors.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities to or through underwriters and also may sell these securities directly to other purchasers or through agents. A prospectus supplement will set forth the terms of the offering of securities offered thereby, including:

     - the name or names of any underwriters and the respective amounts of such securities underwritten or purchased by each of them;

     - the purchase price of such securities and the proceeds to us;

     - any discounts, commissions or concessions allowed or paid to dealers consisting underwriters' compensation, to the purchase price; and

     - any securities exchanges or markets on which such securities may be listed or quoted.

     If any underwriters are used in the sale of any securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters, or directly by one or more underwriters. Only underwriters named in such prospectus supplement are deemed to be underwriters in connection with the securities offered thereby. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such securities if any are purchased. Any purchase price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

     The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which a prospectus supplement is delivered will be named, and any commissions payable by us to each such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to a delayed delivery contracts providing for payment and delivery on a specified date in the future. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular securities which may sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will be subject only to those conditions ser forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts. Underwriters, dealers or agents will not have any responsibility in respect of the validity of such arrangements or the performance of First BanCorp or such institutional investors thereunder.

     Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise specified in the applicable prospectus supplement, Fiddler, Gonzalez & Rodriguez, LLP, will issue an opinion about the legality of the offered securities by First BanCorp. The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from First BanCorp's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than commissions and fees of the underwriters. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

Item                                                                                             Amount
----                                                                                          ------------
Securities and Exchange Commission registration fee ........................................  $  59,750.00
NASD filing fee ............................................................................     25,500.00
Printing and engraving expenses ............................................................     65,000.00
New York Stock Exchange listing fee ........................................................    110,000.00
Accounting fees and expenses ...............................................................     85,000.00
Legal fees and expenses ....................................................................     90,000.00
Miscellaneous expenses .....................................................................     14,750.00
                                                                                              ------------
         Total                                                                                $ 450,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) Article 4.09 of the Puerto Rico General Corporation Law authorizes Puerto Rico corporations to indemnify their officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which they are or may be made parties by reason of being directors or officers. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise. The Certificate of Incorporation provides that First BanCorp shall indemnify its directors, officers and employees to the fullest extent permitted by law. First BanCorp also maintains directors' and officers' liability insurance on behalf of its directors and officers.

         (b) Article Ninth, Section 1 of the Certificate of Incorporation provides that First BanCorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of First BanCorp) by reason of the fact that he is or was a director, officer, employee or agent of First BanCorp or is or was serving at the request of First BanCorp as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of First BanCorp, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Article Ninth, Section 2 of the Certificate of Incorporation provides that First BanCorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of First BanCorp to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth in the preceding paragraph, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to First BanCorp unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication or liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Article Ninth, Section 3 of the Certificate of Incorporation provides that to the extent a director, officer, employee or agent of First BanCorp has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article Ninth of the Certificate of Incorporation or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 4 of Article Ninth of the Certificate of Incorporation provides that any indemnification by First BanCorp under Sections 1 and 2 of Article Ninth of the Certificate of Incorporation shall be made only as authorized in the specific case upon a determination that indemnification of such person is proper under the circumstances because such person has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, or (c) by the stockholders.

         Section 5 of Article Ninth of the Certificate of Incorporation provides that First BanCorp shall pay expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. First BanCorp must make such advanced payments if it receives an undertaking by or on behalf of any person covered by Section 1 of Article Ninth of the Certificate of Incorporation to repay such amounts, if it is ultimately determined that he is not entitled to be indemnified by First BanCorp as authorized in Article Ninth of the Certificate of Incorporation.

         Sections 6 and 7 of Article Ninth of the Certificate of Incorporation provide that indemnification provided for by Sections 1 and 2 of Article Ninth of the Certificate of Incorporation shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that First BanCorp may purchase and maintain insurance on behalf of a director, officer, employee or agent of First BanCorp against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person's status as such whether or not First BanCorp would have the power to indemnify such person against such liabilities under such Sections 1 and 2 of Article Ninth of the Certificate of Incorporation.

         (c) The resolutions of the Board of Directors adopted on December 18, 2001 approving the issuance and sale of the Preferred Stock and Common Stock to be registered pursuant to this Registration Statement provide that, to the extent permitted by First BanCorp's Certificate of Incorporation and applicable law, First BanCorp (i) will indemnify and hold harmless present and past directors and officers and their attorney-in- facts who signed this Registration Statement against any losses, claims, damages or liabilities they may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934, any state securities or insurance laws or regulations of any other jurisdiction, insofar as such losses, claims, damages or liabilities arise in connection with this Registration Statement or any other registration statement filed in connection with the Preferred Stock and the Common Stock and (ii) shall reimburse each such person for any legal or other expenses reasonably incurred by him in connection with investigating or defending any such action or claims.

ITEM 16. EXHIBITS.

Exhibit
Number      Description of Document
-------    ------------------------
  1        - Form of Underwriting Agreement**

  4(a)     - Form of Preferred Stock Certificate**

  4(b)     - Certificate of Designation designating the terms of Preferred Stock**

  4(c)     - Form of Common Stock Certificate***

  4(d)     - Certificate of Incorporation of First BanCorp***

  4(e)     - By-Laws of First BanCorp***

  5        - Opinion regarding legality and consent of Fiddler Gonzalez & Rodriguez, LLP*

  12       - Statement re: Computation of Ratio of Earnings to Combined Fixed Charges
             and Preferred Stock Dividends*

  23.1     - Consent of PricewaterhouseCoopers LLP*

  23.2     - Consent of Fiddler Gonzalez & Rodriguez,, LLP (included in the opinion of counsel filed as Exhibit 5 hereto)*

  24       - Powers of Attorney (included on Pages II-5 to II-6)*

------------

*        Filed herewith.

** To be filed by amendment or incorporated by reference from a Current Report on Form 8-K.

*** Incorporated by reference to the Form S-4 Registration Statement (Reg. No. 333-08640), filed by First BanCorp. with the Commission on April 15, 1998,as amended.

ITEM 17.   UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of First BanCorp pursuant to the provision described under Item 15 above, or otherwise, First BanCorp has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by First BanCorp of expenses incurred or paid by a director, officer, or controlling person of First BanCorp in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, First BanCorp will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan, Puerto Rico, on the 20th day of December, 2001.

                                   FIRST BANCORP.


                                   By:  /s/ Angel Alvarez Perez
                                       -----------------------------------------
                                          Angel Alvarez Perez
                                          Chairman of the Board, Chief Executive
                                          Officer and President

                               POWERS OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Angel Alvarez Perez and Annie Astor de Carbonell and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in- fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          Signature                          Title                                   Date
          ---------                          -----                                   ----
   /s/ Angel Alvarez Perez          Chairman, Chief Executive                   December 20, 2001
---------------------------------   Officer and President
      Angel Alvarez Perez


   /s/ Annie Astor de Carbonell     Senior Executive Vice President,            December 20, 2001
---------------------------------   Chief Financial Officer and
      Annie Astor de Carbonell      Director


   /s/ Laura Villarino Tur          Senior Vice President                       December 20, 2001
---------------------------------   and Comptroller
       Laura Villarino Tur

    /s/ Jose Julian Alvarez                 Director                 December 20, 2001
----------------------------------
       Jose Julian Alvarez


    /s/ Rafael Bouet Soufrront              Director                 December 20, 2001
----------------------------------
       Rafael Bouet Soufrront


   /s/ Francisco D. Fernandez               Director                 December 20, 2001
----------------------------------
       Francisco D. Fernandez


  /s/  Jorge L. Diaz                        Director                 December 20, 2001
----------------------------------
       Jorge L. Diaz


  /s/ German E. Malaret                     Director                 December 20, 2001
----------------------------------
      German E. Malaret


  /s/ Hector M. Nevares                     Director                 December 20, 2001
----------------------------------
      Hector M. Nevares


  /s/ Juan Acosta Reboyras                  Director                 December 20, 2001
----------------------------------
      Juan Acosta Reboyras

   /s/ Jose Teixidor                        Director                 December 20, 2001
----------------------------------
      Jose Teixidor


   /s/ Jose Luis Ferrer Canals              Director                 December 20, 2001
----------------------------------
      Jose Luis Ferrer Canals

                                INDEX TO EXHIBITS


Exhibit
Number      Description of Document
-------     -----------------------
  1         - Form of Underwriting Agreement**

  4(a)      - Form of Preferred Stock Certificate**

  4(b)      - Certificate of Designation designating the terms of Preferred Stock**

  4(c)      - Form of Common Stock Certificate***

  4(d)      - Certificate of Incorporation of First BanCorp***

  4(e)      - By-Laws of First BanCorp***

  5         - Opinion regarding legality and consent of Fiddler Gonzalez & Rodriguez, LLP*

  12        - Statement re: Computation of Ratio of Earnings to Combined Fixed Charges
              and Preferred Stock Dividends*

  23.1      - Consent of PricewaterhouseCoopers LLP*

  23.2      - Consent of Fiddler Gonzalez & Rodriguez,, LLP (included in the opinion of counsel filed as Exhibit 5 hereto)*

  24        - Powers of Attorney (included on Pages II-5 to II-6)*

--------------------
*        Filed herewith.

** To be filed by amendment or incorporated by reference from a Current Report on Form 8-K.

*** Incorporated by reference to the Form S-4 Registration Statement (Reg. No. 333-08640), filed by First BanCorp. with the Commission on April 15, 1998,as amended.